CONSULTING AGREEMENT

WHEREAS, Steven Madden, Ltd., a Delaware corporation (“Madden”), desires to hire a consultant for its International division; and

WHEREAS, JLM Consultants Inc., a Florida corporation (“JLM”) desires to supply such services to Madden; then
W I T N E S S E T H :

1.
JLM shall enter into this consulting agreement (the “Agreement”) with Madden. JLM shall supply such services to Madden for its International division, in connection with sales and distribution of Madden product.

2.	The term of the Agreement shall be approximately three years, and shall expire on December 31, 2014.

3.	JLM shall receive the following consulting fees:

a.	For the year 2012, 1.5% of net sales, excluding retail royalty income.

b.	For the years 2013 and 2014, 1% of net sales, excluding retail royalty income.

c.	For the entire term, 10% of all retail royalty income.

d.	To the extent that any commission income to the International division is not recognized in net sales, Consultant shall receive the applicable above percentages of that income.

4.	JLM shall receive a draw against fees in the amount of $25,000 per month. Fees shall be payable quarterly.

5.	In addition:

a.
On or about January 2, 2013, JLM shall receive a restricted stock grant of shares (SHOO) (the “Shares”) in the amount of $2 Million, such shares vesting in twelve equal tranches on the quarterly anniversary of the grant, starting April 1, 2013. The amount of shares of the total grant shall be determined by dividing $2 Million by the price of the Shares as of the market close on January 2, 2013.

b.	Consultant shall receive an automobile allowance of $1,000 per month.

c.
Consultant, during the term, shall be entitled to participate in the Corporation’s health insurance, group insurance, hospitalization, and group health and benefit plans. In the event that Consultant shall not be able to participate in Corporation’s health and other insurance packages as above, the Company shall reimburse Consultant for such expenses.

6.	JLM shall pay all taxes due on the receipt of any fees, and on the vesting of any Shares.

7.
JLM shall not be construed as an employee of Madden, but shall act as an Independent Subcontractor. JLM shall not be entitled to any benefits accorded an employee, Section 5(c) above notwithstanding. JLM shall not have the authority to bind Madden to any contract or other agreement.

8.	This Agreement shall be subject to the laws of the State of New York. Should any one provision be found to be not valid, it shall not affect the validity of any other provision.

Signed, this 23 day of February, 2012.

/s/ JOHN L. MADDEN                /s/ EDWARD R. ROSNFELD
JLM Consultants, Inc.                    Steven Madden, Ltd.
By: John Madden                    By: Ed Rosenfeld, Chairman and CEO